EXHIBIT INDEX

Exhibit A: Attachment to item 77B:
           Accountants report on internal control

Exhibit B: Attachment to item 77E:
           Legal Proceedings
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Exhibit A:
Report of Independent Auditors

To the Shareholders and
Board of Directors of
The Gabelli Equity Series Funds, Inc.

In planning and performing our audit of the financial statements of The Gabelli Equity Series Funds, Inc. (comprised of The Gabelli Small Cap Growth Fund and The Gabelli Equity Income Fund) for the year ended September 30, 2000, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of The Gabelli Equity Series Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above at September 30, 2000.

This report is intended solely for the information and use of the Board of Directors and management of The Gabelli Equity Series Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
November 3, 2000




Exhibit B:
The Gabelli Small Cap Growth Fund
Sub-Item 77E:  Legal Proceedings

	The Registrant has been named a party in the following legal proceeding which was instituted during the semi-annual period ended October 31, 2000.

	These actions allege that the defendants violated Section 16(b) of the Securities Exchange Act, 15 U.S.C. 78p(b), by realizing a profit from the purchases and sales of the securities of Envirosource Inc. ("Envirosource") within a six month period ("short-swing profits"). The complaint alleges that Envirosource was named as a defendant solely to bring all the necessary parties before the court. Plaintiff demands that defendants account for, and pay to Envirosource, the purported short-swing profits made, plus interest and the costs incurred in defending the lawsuit, and award Plaintiff his own costs and disbursements, including attorneys' fees.

On May 10, 2000, in lieu of filing an answer to the complaint, GAMCO Investors, Inc., The Gabelli Small Cap Growth Fund and Gabelli Capital Asset Fund (collectively, the "Gabelli Defendants") filed a motion to dismiss the complaint for failure to state a claim. Currently, the court has not decided the Gabelli Defendants' motion to dismiss. Additionally, no party has conducted any discovery.

U.S. District Court for the Southern District of New York
	Plaintiff:	Richard Morales
	Defendants:	GAMCO Investors, Inc.
		The Gabelli Small Cap Growth Fund
		Gabelli Capital Asset Fund
		Envirosource Inc.
		John Does Nos. 1 through 20
	Date Instituted:	February 24, 2000